As filed with the Securities and Exchange Commission on October 1, 2018

Registration No. 333-226342

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4

ON

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

People’s United Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8447891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

People’s United Financial, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended by Amendment No. 1

(Full Title of the Plan)

Robert E. Trautmann, Esq.

Senior Executive Vice President and General Counsel

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all notices, orders and communications to:

Lee Meyerson, Esq.

Elizabeth Cooper, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, par value $0.01 per share	138,998	N/A	N/A	N/A

(1)

This Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this “Amendment”) to People’s United Financial, Inc.’s (the “Registrant”) registration statement on Form S-4 (File No. 333-226342) filed with the Securities and Exchange Commission (the “Commission”) on July 25, 2018, as amended by Amendment No. 1 filed with the Commission on August 21, 2018 (the “Form S-4” and, together with this Amendment, the “Registration Statement”), relates to the common stock ( the “People’s United Common Stock”), $0.01 par value per share of the Registrant. The Registrant is a party to an Agreement and Plan of Merger by and between First Connecticut Bancorp, Inc. (“First Connecticut”) and the Registrant, dated June 18, 2018 (the “merger agreement”) pursuant to which, on October 1, 2018, First Connecticut merged with and into the Registrant, with the Registrant surviving (the “Merger”). At the effective time of the Merger (the “Effective Time”), each option granted by First Connecticut to purchase shares of First Connecticut common stock, par value $0.01 per share (“First Connecticut Common Stock”), under the First Connecticut stock incentive plans (the “First Connecticut Options”) that was outstanding immediately prior to the Effective Time and had not vested on or prior to the Effective Time (an “Unvested First Connecticut Option”) was cancelled, and in consideration of such cancellation, the Registrant granted the holder of such Unvested First Connecticut Option a substitute option (a “Substitute Stock Option”) to acquire a number of shares of People’s United Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of First Connecticut Common Stock subject to such Unvested First Connecticut Option immediately prior to the Effective Time multiplied by (ii) 1.725 (the “Exchange Ratio”) at an exercise price per share of People’s United Common Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of First Connecticut Common Stock purchasable pursuant to such Unvested First Connecticut Option divided by (B) the Exchange Ratio, and having the same vesting and exercise conditions as applicable, prior to the Effective Time, to such Unvested First Connecticut Option to which such Substitute Stock Option relates. In addition, at the Effective Time, each outstanding equity-based award granted by First Connecticut under the First Connecticut stock incentive plans that was not a First Connecticut Stock Option or a performance-based restricted stock unit granted by First Connecticut under the First Connecticut stock incentive plans (the “Other First Connecticut Equity Awards”) that was outstanding immediately prior to the Effective Time and had not vested by its terms upon the Effective Time (an “Unvested Other First Connecticut Equity Award”) was cancelled, and in consideration of such cancellation, the Registrant granted the holder of such cancelled Unvested Other First Connecticut Equity Award a substitute equity award (a “Substitute Equity Award”) covering a number of shares of People’s United Common Stock (rounded to the nearest whole share, with 0.50 being rounded upward) equal to the product of (i) the number of shares of First Connecticut Common Stock subject to such Unvested Other First Connecticut Equity Award multiplied by (ii) the Exchange Ratio, and having the same vesting conditions applicable, prior to the Effective Time, to such Unvested Other First Connecticut Equity Award to which such Substitute Equity Award relates.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of People’s United Common Stock that may become issuable in respect of the securities identified in the table above under the People’s United Financial, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended by Amendment No. 1 to the People’s United Financial, Inc. Amended and Restated 2014 Long-Term Incentive Plan, effective as of October 1, 2018 (as amended, the “Plan”), by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of People’s United Common Stock.

(3)

All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registrant’s original registration statement on Form S-4 (File No. 333-226342) filed with the Commission on July 25, 2018, to which this is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

The Registrant hereby amends the Form S-4, which the Commission declared effective at 9:30 AM Eastern Time on August 22, 2018 by filing this Amendment.

Under the terms of the Merger Agreement, s the Effective Time each outstanding Unvested First Connecticut Option was cancelled, and in consideration of such cancellation, the Registrant granted the holder of such Unvested First Connecticut Option a Substitute Stock Option to acquire a number of shares of People’s United Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of First Connecticut Common Stock subject to such Unvested First Connecticut Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio at an exercise price per share of People’s United Common Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of First Connecticut Common Stock purchasable pursuant to such Unvested First Connecticut Option divided by (B) the Exchange Ratio, and having the same vesting and exercise conditions as applicable, prior to the Effective Time, to such Unvested First Connecticut Option to which such Substitute Stock Option relates. In addition, at the Effective Time, each Unvested Other First Connecticut Equity Award was cancelled, and in consideration of such cancellation, the Registrant granted the holder of such cancelled Unvested Other First Connecticut Equity Award a Substitute Equity Award covering a number of shares of People’s United Common Stock (rounded to the nearest whole share, with 0.50 being rounded upward) equal to the product of (i) the number of First Connecticut Common Stock subject to such Unvested Other First Connecticut Equity Award multiplied by (ii) the Exchange Ratio, and having the same vesting conditions applicable, prior to the Effective Time, to such Unvested Other First Connecticut Equity Award to which such Substitute Equity Award relates.

The Registrant hereby amends the Form S-4 by filing this Amendment relating to 138,998 shares of People’s United Common Stock issuable upon the vesting and exercise of the Substitute Stock Options and vesting of the Substitute Equity Awards pursuant to the terms of the Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Commission on March 1, 2018;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the Commission on May 10, 2018;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 filed with the Commission on August 9, 2018;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 20, 2018, May 7, 2018, June 19, 2018, June 21, 2018, and June 26, 2018; and

(e)

The description of shares of People’s United Common Stock contained in the Registration Statement on Form 8-A filed on February 22, 2007, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (which we refer to as the “DGCL”), a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person under Section 145.

Article IX, Section 9.01 of the certificate of incorporation of the Registrant provides that the Registrant shall indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Registrant, who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, other than actions or suits by or in the right of the Registrant, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Registrant against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant and, with respect to any criminal proceeding, having had no reasonable cause to believe that his or her conduct was unlawful. The Registrant may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.02 of the certificate of incorporation of the Registrant provides that the Registrant shall indemnify, to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Registrant, who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, by or in the right of the Registrant, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Registrant against costs, charges and expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant. No director or officer is entitled to indemnification under this section if the director or officer shall have been adjudged to be liable to the Registrant unless a court deems that the director or officer is entitled to indemnification. the Registrant may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.03 of the certificate of incorporation of the Registrant provides that the Registrant shall indemnify any present or former director or officer of the Registrant to the extent such person has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article IX, as described above, against all costs, charges and expenses actually and reasonably incurred by such person in connection therewith.

Article IX, Section 9.04 of the certificate of incorporation of the Registrant provides that the Registrant shall indemnify any present or former director or officer of the Registrant that is made a witness to any action, suit or proceeding to which he or she is not a party by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Registrant against all costs, charges and expenses actually and reasonably incurred by such person or on such person’s behalf in connection therewith. The Registrant may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.11 of the certificate of incorporation of the Registrant also empowers the Registrant to purchase and maintain insurance to protect itself and its directors, officers, employees and agents and those who were or have agreed to become directors, officers, employees or agents, against any liability, regardless of whether or not the Registrant would have the power to indemnify those persons against such liability under the law or the provisions set forth in the certificate of incorporation, provided that such insurance is available on acceptable terms as determined by a vote of the Registrant’s board of directors. The Registrant is also authorized by its certificate of incorporation to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the certificate of incorporation. The Registrant has directors’ and officers’ liability insurance consistent with the provisions of the certificate of incorporation.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which, among other things, imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Article VIII of the certificate of incorporation of the Registrant eliminates the liability of a director of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” immediately preceding the signature pages hereto and is incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by this Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of June 18, 2018, by and between First Connecticut Bancorp, Inc. and People’s United Financial, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2018)

4.1	Third Amended and Restated Certificate of Incorporation of People’s United Financial, Inc. (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2013)

4.2	Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of People’s United Financial, Inc. (incorporated by reference to Exhibit 3.1(a) to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2016)

4.3	Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of People’s United Financial, Inc. (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2017)

4.4	Eighth Amended and Restated Bylaws of People’s United Financial, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2017)

4.5	Amended Eighth Amended and Restated Bylaws of People’s United Financial, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2018)

4.6	People’s United Financial, Inc. Amended and Restated 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2017)

4.7	Amendment No. 1 to People’s United Financial, Inc. Amended and Restated 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2018)

5.1	Opinion of Simpson Thacher & Bartlett LLP*

23.1	Consent of KPMG LLP, independent registered public accounting firm for People’s United Financial, Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for First Connecticut Bancorp, Inc.

23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)*

24.1	Power of Attorney for People’s United Financial, Inc. (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-4 Filed with the Securities and Exchange Commission on July 25, 2018)

*	Previously filed as an exhibit to the original Registration Statement on Form S-4 filed on August 21, 2018, to which this is an amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut, on October 1, 2018.

PEOPLE’S UNITED FINANCIAL, INC.

By:	/s/ Robert E. Trautmann
Name:	Robert E. Trautmann, Esq.
Title:	Senior Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 has been signed by the following persons in the capacities indicated below on October 1, 2018.

/s/ John P. Barnes	/s/ R. David Rosato
John P. Barnes	R. David Rosato
Chairman, Chief Executive Officer and Director	Senior Executive Vice President and
(Principal Executive Officer)	Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey A. Hoyt	*
Jeffrey A. Hoyt	Collin P. Baron
Senior Vice President and Chief Accounting	Director
Officer (Principal Accounting Officer)

*	*
Kevin T. Bottomley	George P. Carter
Director	Director

*	*
Jane Chwick	William F. Cruger, Jr.
Director	Director

*	*
John K. Dwight	Jerry Franklin
Director	Director

*	*
Janet M. Hansen	Nancy McAllister
Director	Director

*	*
Mark W. Richards	Kirk W. Walters
Director	Director

* By:	/s/ Robert E. Trautmann
Robert E. Trautmann
(Attorney-in-Fact)
Pursuant to Powers of Attorney